Exhibit 5.1

October 26, 2017

National Vision Holdings, Inc.
2435 Commerce Avenue
Bldg. 2200
Duluth, Georgia 30096-4980

Ladies and Gentlemen:

We have acted as counsel to National Vision Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to 14,585,568 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), consisting of (1) up to 169,049 shares of Common Stock (the “2013 Plan Shares”) that may be issued by the Company pursuant to the Vision Holding Corp. Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”), (2) up to 10,416,519 shares of Common Stock (the “2014 Plan Shares”) that may be issued by the Company pursuant to the 2014 Stock Incentive Plan for Key Employees of National Vision Holdings, Inc. (formerly known as Nautilus Parent, Inc.) and its Subsidiaries (the “2014 Plan”) and (3) up to 4,000,000 shares of Common Stock (together with the 2013 Plan Shares and the 2014 Plan Shares, the “Shares”) that may be issued by the Company pursuant to the National Vision Holdings, Inc. 2017 Omnibus Incentive Plan (together with the 2013 Plan and the 2014 Plan, the “Plans”).

We have examined the Registration Statement, a form of the Second Amended and Restated Certificate of Incorporation (the “Amended Charter”), a form of the stock certificate for the Common Stock and the Plans, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

National Vision Holdings, Inc.	-2-	October 26, 2017

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware, upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP